Exhibit 1.01

Conflict Minerals Report of Texas Instruments Incorporated

for the Year Ending December 31, 2014

This Conflict Minerals Report should be read in conjunction with the definitions contained in the Securities and Exchange Commission instructions to Form SD and related rules.  “Conflict minerals” refers to four specific metals regardless of their country of origin or whether they are financing or benefiting armed conflict:  tantalum, tin, tungsten and gold.

We have management systems and due diligence procedures (our “CM Process”) as a basis for supply-chain management and disclosure compliance relating to the conflict minerals necessary to the functionality or production of products manufactured by TI, or contracted by TI to be manufactured, and required to be reported for 2014 (collectively, “CMs”).  We designed the CM Process with the intent to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition).  The design of the CM Process included the following:

•	a conflict minerals policy;
•

an organizational structure and processes intended to ensure that our direct suppliers of CMs and third-party manufacturers of our products that contain CMs (collectively, “Suppliers”) are made aware of TI’s policy on CMs and that information received by TI that is relevant to supply-chain due diligence reaches TI employees who have knowledge of the SEC disclosure requirements;

•

a process, which uses a reporting tool and data gathered by an electronics industry initiative (described below), to achieve control and transparency over our CM supply chain and identify the risk that our products may contain CMs financing or benefiting armed groups in the Democratic Republic of the Congo or any adjoining country (each a “Covered Country”);

•	assessment and management of risks identified through the process described above;
•	a mechanism for Suppliers and others to communicate to TI their concerns with respect to our CM Process;
•	reliance on the electronics industry initiative described below to validate supply chain due diligence; and
•	public reporting of the results of our due diligence.

Our ability to determine the origin and chain of custody of CMs, and whether they directly or indirectly finance or benefit armed groups in any Covered Country (the “Conflict Status”), is limited.  Our supply chain for CMs is complex.  In many cases, we are four or more steps removed from the smelter or the mine, and we depend on information from Suppliers that themselves have incomplete information about the origin of the CMs they supply to us.

To gain insight into the country of origin, chain of custody and Conflict Status of the CMs in our supply chain, we relied primarily on the findings of the Conflict-Free Smelter Program (“CFSP”).  The CFSP is a voluntary program in which an independent third party evaluates smelters’ and refiners’ procurement and inventory practices and determines whether the smelter or refiner (“Smelter”) has demonstrated that all the materials it processed originated from conflict-free sources.  The CFSP is overseen by the Conflict-Free Sourcing Initiative (“CFSI”), which was established by members of the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative.  TI is a member of EICC and the CFSI.

The measures we took to exercise due diligence on the source and chain of custody of our CMs were as follows:

•	communicating our CM policy to Suppliers;
•

directing Suppliers to provide information concerning Smelters in their supply chains by completing and sending to us the Conflict Minerals Reporting Template (a tool developed by the CFSI that provides a common means for suppliers to provide their customers with information on the source of conflict minerals);

•	analyzing Suppliers’ Conflict Minerals Reporting Template responses for completeness and internal consistency and following up with Suppliers in an effort to get more information;
•	comparing the information received from Suppliers with the data made available by the CFSP concerning the country of origin and Conflict Status of CMs processed or refined by Smelters; and
•

reviewing other source materials, such as publications of the United Nations, if we were unable to determine, on the basis of the information provided by Suppliers and CFSP data, (i) the facility and country of origin of the CMs supplied to us, (ii) the Conflict Status of the CMs and (iii) whether the CMs were from recycled or scrap sources.

In 2014, we made progress in our due diligence efforts.  Our communications with Suppliers yielded more complete and specific information than in 2013 about the Smelters in our supply chain.  That information, combined with the expanded information available through the CFSP, has given us greater insight into the Conflict Status of CMs in our supply chain for 2014 as compared to the prior year.

The number of Smelters we have identified as potentially in our supply chain in 2014 increased by approximately 30 percent.   Of the Smelters identified for 2014, we have determined that the CMs potentially supplied to us by 58 percent of the Smelters were conflict-free, as compared with 36 percent for 2013.  Another 19 percent of the Smelters identified for 2014 have committed to participate in a third-party audit of their Conflict Status.  In no instance did we find CMs in our supply chain to be from a source that, to our knowledge, was directly or indirectly financing or benefiting armed conflict in a Covered Country.

With respect to TI integrated circuits,1 which accounted for approximately 90 percent of TI revenue in 2014, we have determined that all Smelters potentially in our supply chain (1) supplied CMs exclusively from conflict-free sources or (2) have committed to participate in a third-party audit of their Conflict Status.

Despite these efforts, we do not have complete information about the CMs in the entirety of our supply chain.  For 2014, over 40 percent of Suppliers identified Smelters in their supply chains on a company-wide, division or product-line basis, without specifying which Smelters were relevant to products they supplied to TI.  (Accordingly we refer in this Conflict Minerals Report to Smelters as being “potentially” in our supply chain and as CMs “potentially” supplied to TI.)  Industry efforts to collect and verify CM origin information remain incomplete.  Although a significant percentage of our potential Smelters have committed to participate in a third-party audit of their Conflict Status, that status is currently undeterminable because the audits are not complete.  The results of our due diligence, which are summarized in the charts below, reflect these limitations.

Smelter Status – Overview

2014

Conflict-Free
Undeterminable
52 Smelters (23%)
133 Smelters (58%)
43 Smelters (19%)
Committed to audit

Total = 228 Smelters

2013

Conflict-Free
Undeterminable
63 Smelters (36%)
85 Smelters (49%)
26 Smelters (15%)
Committed to audit

Total = 174 Smelters

- (black) Smelters for which we determined, based on an independent third-party audit, the conflict minerals potentially supplied to TI were conflict-free
- (striped) Smelters for which we determined the origin of the minerals potentially supplied to us was undeterminable – these Smelters have committed to participate in a third-party audit of their Conflict Status
- (gray) Smelters for which we determined the origin of the minerals potentially supplied to us was undeterminable – these Smelters have not committed to participate in a third-party audit of their Conflict Status

[1]

“Integrated circuits” refers to finished semiconductor products that contain chips manufactured by or for TI and packaging subcomponents such as mold compound, bond wire and a lead frame.  It excludes DLP® products and semiconductor modules, which also contain other electrical components such as capacitors and resistors.

Smelter Status – By CM

The potential Smelters that processed materials of undeterminable origin are identified in the Appendix hereto.

On the basis of our due diligence, we found with respect to each of our products that (1) the information we had gathered had failed to clarify the country of origin and Conflict Status of at least one of the CMs contained in the product and (2) no CMs were from a source that, to our knowledge, was directly or indirectly financing or benefiting armed conflict in a Covered Country.

Our products are in the following categories as described in our annual report on Form 10-K for the year ending December 31, 2014:  Analog products (including High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog products); Embedded Processing products (including Processor, Microcontrollers and Connectivity products); and Other products (including DLP products, custom semiconductors known as application-specific integrated circuits and calculators). For further information about our products, please see the description of our products in Item 1 of the Form 10-K, which description is incorporated herein by reference.

Our efforts to determine the mine or location of origin of the CMs consisted of the due diligence measures described above.

Since the period covered by this Report, we have taken, or will take, the following steps to mitigate the risk that our CMs benefit armed groups in the Covered Countries, including to improve our due diligence:

•	redistribute copies of our CM policy to Suppliers;
•	emphasize to them our expectation that they respond fully and promptly to our information requests;
•	instruct them to advise us if they determine that any person or entity in their supply chain is directly or indirectly financing or benefiting armed groups in the Covered Countries; and
•	encourage them to direct all Smelters in their supply chains to participate in the CFSP or a similar third-party audit program.

This Conflict Minerals Report and our conflict minerals policy are available on our web site at www.ti.com/conflictminerals.   We are not incorporating by reference the contents of our web site into this Conflict Minerals Report.

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Appendix

Listed below are the 95 Smelters we have determined to be potentially in our supply chain for 2014 that have processed CMs of undeterminable origin. “Active” means the Smelter has committed to participate in a third-party audit of its Conflict Status.  As explained above, the presence of a Smelter on the list does not mean that TI products necessarily contained CMs processed by that Smelter.  The location information and “Active” status are as reported by the CFSP as of March 13, 2015.

Smelter	Conflict Mineral	Location	Active
King-Tan Tantalum Industry Ltd.	Tantalum	CHINA	√
China Tin Group Co., Ltd.	Tin	CHINA	√
Cooper Santa	Tin	BRAZIL	√
CV Gita Pesona	Tin	INDONESIA	√
CV Nurjanah	Tin	INDONESIA	√
CV Serumpun Sebalai	Tin	INDONESIA	√
Fenix Metals	Tin	POLAND	√
Jiangxi Ketai Advanced Material Co., Ltd.	Tin	CHINA	√
O.M. Manufacturing (Thailand) Co., Ltd.	Tin	THAILAND	√
PT Artha Cipta Langgeng	Tin	INDONESIA	√
PT Belitung Industri Sejahtera	Tin	INDONESIA	√
PT BilliTin Makmur Lestari	Tin	INDONESIA	√
PT JusTindo	Tin	INDONESIA	√
PT Karimun Mining	Tin	INDONESIA	√
PT Mitra Stania Prima	Tin	INDONESIA	√
PT Panca Mega Persada	Tin	INDONESIA	√
PT Sumber Jaya Indah	Tin	INDONESIA	√
PT Tinindo Inter Nusa	Tin	INDONESIA	√
Rui Da Hung	Tin	TAIWAN	√
Soft Metais, Ltda.	Tin	BRAZIL	√
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Tin	CHINA	√
CNMC (Guangxi) PGMA Co. Ltd.	Tin	CHINA
CV Makmur Jaya	Tin	INDONESIA
Feinhütte Halsbrücke GmbH	Tin	GERMANY

Gejiu Kai Meng Industry and Trade LLC	Tin	CHINA
Gejiu Zi-Li	Tin	CHINA
Huichang Jinshunda Tin Co. Ltd.	Tin	CHINA
Linwu Xianggui Smelter Co.	Tin	CHINA
Metallic Resources Inc.	Tin	UNITED STATES
Novosibirsk Integrated Tin Works	Tin	RUSSIAN FEDERATION
PT Alam Lestari Kencana	Tin	INDONESIA
PT Babel Surya Alam Lestari	Tin	INDONESIA
PT Bangka Kudai Tin	Tin	INDONESIA
PT Bangka Timah Utama Sejahtera	Tin	INDONESIA
PT Fang Di MulTindo	Tin	INDONESIA
PT HP Metals Indonesia	Tin	INDONESIA
PT Koba Tin	Tin	INDONESIA
PT Pelat Timah Nusantara Tbk	Tin	INDONESIA
PT Seirama Tin Investment	Tin	INDONESIA
PT Tommy Utama	Tin	INDONESIA
PT Yinchendo Mining Industry	Tin	INDONESIA
A.L.M.T. Tungsten Corp.	Tungsten	JAPAN	√
Chenzhou Diamond Tungsten Products Co., Ltd.	Tungsten	CHINA	√
Chongyi Zhangyuan Tungsten Co., Ltd.	Tungsten	CHINA	√
Dayu Weiliang Tungsten Co., Ltd.	Tungsten	CHINA	√
Fujian Jinxin Tungsten Co., Ltd.	Tungsten	CHINA	√
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	Tungsten	CHINA	√
Guangdong Xianglu Tungsten Co., Ltd.	Tungsten	CHINA	√
H.C. Starck GmbH	Tungsten	GERMANY	√
H.C. Starck Smelting GmbH & Co. KG	Tungsten	GERMANY	√
Hunan Chenzhou Mining Group Co., Ltd.	Tungsten	CHINA	√
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	Tungsten	CHINA	√
Kennametal Fallon	Tungsten	UNITED STATES	√

Kennametal Huntsville	Tungsten	UNITED STATES	√
Wolfram Bergbau und Hütten AG	Tungsten	AUSTRIA	√
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	Tungsten	CHINA	√
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Tungsten	CHINA
Jiangxi Richsea New Materials Co., Ltd.	Tungsten	CHINA
Tejing (Vietnam) Tungsten Co., Ltd.	Tungsten	VIETNAM
Wolfram Company CJSC	Tungsten	RUSSIAN FEDERATION
Aida Chemical Industries Co. Ltd.	Gold	JAPAN	√
Asaka Riken Co. Ltd.	Gold	JAPAN	√
Cendres + Métaux SA	Gold	SWITZERLAND	√
Sabin Metal Corp.	Gold	UNITED STATES	√
SOE Shyolkovsky Factory of Secondary Precious Metals	Gold	RUSSIAN FEDERATION	√
Yamamoto Precious Metal Co., Ltd.	Gold	JAPAN	√
Yokohama Metal Co. Ltd.	Gold	JAPAN	√
Almalyk Mining and Metallurgical Complex (AMMC)	Gold	UZBEKISTAN
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold	PHILIPPINES
Caridad	Gold	MEXICO
Chugai Mining	Gold	JAPAN
Daejin Indus. Co. Ltd.	Gold	KOREA, REPUBLIC OF
Do Sung Corporation	Gold	KOREA, REPUBLIC OF
Doduco	Gold	GERMANY
Faggi Enrico Spa	Gold	ITALY
FSE Novosibirsk Refinery	Gold	RUSSIAN FEDERATION
Guangdong Jinding Gold Limited	Gold	CHINA
Hwasung CJ Co. Ltd.	Gold	KOREA, REPUBLIC OF
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Gold	CHINA
Jiangxi Copper Company Limited	Gold	CHINA
JSC Uralelectromed	Gold	RUSSIAN FEDERATION

Korea Metal Co. Ltd.	Gold	KOREA, REPUBLIC OF
Kyrgyzaltyn JSC	Gold	KYRGYZSTAN
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	Gold	CHINA
Moscow Special Alloys Processing Plant	Gold	RUSSIAN FEDERATION
Navoi Mining and Metallurgical Combinat	Gold	UZBEKISTAN
OJSC Kolyma Refinery	Gold	RUSSIAN FEDERATION
Prioksky Plant of Non-Ferrous Metals	Gold	RUSSIAN FEDERATION
Samwon Metals Corp.	Gold	KOREA, REPUBLIC OF
So Accurate Group, Inc.	Gold	UNITED STATES
The Great Wall Gold and Silver Refinery of China	Gold	CHINA
Tongling Nonferrous Metals Group Co., Ltd.	Gold	CHINA
Torecom	Gold	KOREA, REPUBLIC OF
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold	CHINA
Zijin Mining Group Co. Ltd.	Gold	CHINA